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                                                                    EXHIBIT 5.1

August 26, 1998



Acacia Research Corporation
12 South Raymond Avenue
Pasadena, California 91105


             RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on August 26, 1998 in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock, no par value (the "Shares") for your 1996 Stock Option Plan (as amended).

     We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by you in connection with the authorization and proposed issuance and sale of the Shares.

     It is our opinion that, subject to said proceedings being duly taken and completed by you prior to the issuance and sale of the Shares, upon the issuance and sale thereof in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.


                                                 Respectfully submitted,


                                                 /s/ O'Melveny & Myers LLP